         Wachovia Securities
         8739 Research Drive, URP4
         Charlotte, NC 28288

WACHOVIA SECURITIES

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 2005, by and among Citigroup Commercial Mortgage Securities, Inc., as Depositor, Wachovia Bank, National Association, as Master Servicer, Allied Capital Corporation, as Special Servicer and LaSalle Bank, National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2005-C3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan and Clyde M. Alexander, Managing Director and Director of the Master Servicer, do hereby certify that:
1.	A review of the activities of the reporting person during June 1, 2005, through December 31, 2005, of it’s performance has been made under such officer’s supervision and,
2.	To the best of such officer’s knowledge, the reporting person has fulfilled its obligations under this Agreement throughout the period June 1, 2005 through December 31, 2005; and
3.
The Master Servicer has received no notice regarding qualification, or challenging the status of any REMIC pool as a REMIC under the REMIC Provisions or of the Grantor Trust as a “grantor trust” for income tax purposes under the Grantor Tax Provisions form the IRS or any governmental agency or body.

    IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2006.

/s/ Timothy Ryan	/s/ Clyde M. Alexander
Timothy Ryan, Managing Director	Clyde M. Alexander, Director
Wachovia Bank National Association	Wachovia Bank National Association